----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                   ----------------------------
|F  O  R  M   4|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 |OMB Number       3235-0287|
[ ] Check this box if                                                                                   |Expires: September 30,1998|
    no longer Subject        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated ave. burden     |
    to Section 16.              Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
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|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|Bursma               Albert Jr.         |Houghton Mifflin Company                        |                                        |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
|                                        |                                                |    Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  | X Officer               Other          |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
|  Great Source                          |  (Voluntary)          |                        |                                        |
|  181 Ballardvale Street                |                       |     January   1999     |                                        |
|                                        |                       |                        |     Executive Vice President           |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|Wilmington              MA    01887     |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |       02/08/1999       |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |---------|-------------------------------|  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |    |    |                |(A) |         |  Month          |or  |                    |
|                               |            |Code| V  |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I) |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|Common Stock                   | 01/26/1999 | A  | V  |       784      | A  | $43.4375|                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   | 01/26/1999 | F  | V  |      7600      | D  | $43.4375|     15835.549   | D  |                    |
|                               |            |(01)|    |                |    |         |             (02)|    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   |            |    |    |                |    |   $.0000|       877.027   | I  |401(k) Plan         |
|                               |            |    |    |                |    |         |             (02)|(03)|                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
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Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1474 (7-96)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                      PAGE:  1 OF  2

FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
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|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |    (A)   |    (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|Stock Opti| $20.8125|     |    |    |          |          |     |12/05|Common Sto|     30000|          |     30000| D  |          |
|on        |         |     |    |    |          |          |     | 2000|ck        |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          | (04)|     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $42.9375|     |    |    |          |          |     |11/30|Common Sto|     30000|          |     30000| D  |          |
|on        |         |     |    |    |          |          |     | 2008|ck        |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          | (05)|     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
|          |         |     |    |    |          |          |     |     |          |          |          |          |    |          |
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Explanation of Responses:
      (01)  Withholding of taxes in connection with vesting of restricted shares.
      (02)  Includes shares acquired under the Dividend Reinvestment Plan through December 31, 1998.
      (03)  Held by the Houghton Mifflin Company 401(k) Savings Plan ("401(k) Plan").  Includes shares acquired through December 31,
             1998.
      (04)  Currently exercisable as to all shares.
      (05)  All shares will become exercisable on February 15, 2001, provided that the Committee administering the Houghton Mifflin
            Company 1998 Stock Compensation Plan    determines that on or prior to that date that the Company has attained stated fi
            nancial goals by December 31, 2000; otherwise, 10,000 shares will become        exercisable on each of December 1, 2002;
             December 1, 2003, and December 1, 2004.


**Intentional misstatements or omissions of facts constitute Federal                      /s/Lois Novotny                03/09/1999
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------------  ----------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (7-96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number

                           Bursma, Albert Jr.                       Houghton Mifflin Company                 JAN-1999 PAGE:  2 OF  2